                [CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL
                  PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED
                      AND HAVE BEEN SEPARATELY FILED WITH
                                THE COMMISSION.]

                                                                    Exhibit 10.8


                          PROGRAMMING CONTENT AGREEMENT

         This Programming Content Agreement ("AGREEMENT") is made and entered into by and between Vulcan Ventures, Incorporated, a Washington corporation ("VULCAN"), and High Speed Access Corp., a Delaware corporation ("HSAC"), as of this 25th day of November, 1998 (the "EFFECTIVE DATE"), with reference to the following facts:

         A. Reference is hereby made to the Systems Access and Investment Agreement of even date herewith ("ACCESS AGREEMENT") by and among HSAC, Vulcan, Charter Communications, Inc. ("CHARTER"), and Marcus Cable, Inc. ("MARCUS"), and to the Network Services Agreement of even date herewith ("NETWORK SERVICES AGREEMENT") by and among HSAC, Marcus, and Charter. Pursuant to those agreements, HSAC has been retained to provide certain Internet access and related services, to individuals residing within certain areas served by Charter and Marcus.

         B. Vulcan has agreed to make an equity investment in HSAC in accordance with the terms and conditions set forth in the Access Agreement and the Other Agreements referred to (and as defined) therein.

         C. Pursuant to the Access Agreement and the Network Services Agreement, HSAC may also provide Internet access and related services to subscribers and potential subscribers of Cable Systems owned, controlled, or operated by MSOs not affiliated with Vulcan or its affiliates.

         D. HSAC, subject to certain limitations set forth in this Agreement, desires to grant to Vulcan the exclusive right to provide programming content to all Cable Systems and Subscribers serviced by HSAC.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to the other capitalized terms defined elsewhere in this Agreement, the following terms will have the meanings set forth below:

         1.1 "CABLE SYSTEM" means any radio frequency ("RF") cable television franchise or hybrid fiber-coaxial RF plant distribution system serving a geographically proximal group of residences, businesses, or other locations. Cable Systems include both One-Way Systems and Two-Way Systems, and further include both Vulcan Systems and Independent Systems.

         1.2 "CONTENT" means information services, Web Pages, Web Sites, Telephony, EPGs, other multimedia information now known or hereafter developed, in digital or analog form, or such other forms as may now exist or hereafter become available. Content includes, without limitation, text, graphics, audio, video, audiovisual images, still images, animation, hypertext documents, data, interactive services, other services accessible using the World Wide Web, and the like or similar materials or services.

         1.3 "ELECTRONIC PROGRAM GUIDE" or "EPG" means a television screen or Web Page that contains information, including without limitation schedule and channel information, relating to television programs, Vulcan Content, or other Content delivered to Subscribers.

         1.4 "HSAC CONTENT" means the Web Pages, Startup Pages, EPGs, and other Content designed, created or acquired by HSAC and included within the HSAC Services in accordance with the terms of this Agreement. HSAC Content includes, without limitation, the look, feel, and configuration of any Internet or World Wide Web services designed, created or acquired by HSAC, the underlying user interfaces and screen templates, the programming structure of such Internet or World Wide Web services, all other such Content designed, created or acquired as HSAC may include within the HSAC Services in accordance with the terms of this Agreement, and all IP Rights relating thereto.

         1.5 "HSAC MARKS" means all trademarks, service marks, trade names, logos, designs, and other identifying marks of any kind other than the Vulcan Marks associated with or used in connection with the HSAC Services.

         1.6 "HSAC NETWORK EQUIPMENT" means the equipment that HSAC employs for operation of the HSAC Services by connecting such equipment to the head-end of Cable Systems. HSAC Network Equipment includes, without limitation, all monitoring devices, telecommunications equipment, storage devices, computing and data processing equipment, and software.

         1.7 "HSAC SERVICES" means the design, construction (excluding the RF/plant portion of the Cable System), installation, activation, operation, sales and marketing, customer service, billing, provision and maintenance of Internet access and related services from the Method of Access closest to the Subscriber (including, without limitation, a Subscriber's computer and any of its internal or external communication devices) through any Cable System or other Method of Access to an Internet Portal including, without limitation interfacing HSAC Network Equipment with Cable Systems to allow Subscribers, for a monthly fee or other charges, to browse the World Wide Web, read news groups, and receive and send electronic mail ("E-mail") and perform related activities.

         1.8 "INDEPENDENT SYSTEM" means any Cable System owned, operated, or otherwise controlled by an MSO unaffiliated with Vulcan, Charter, Marcus or any of their affiliates.

         1.9 "INTERNET" means the decentralized, worldwide network of computers commonly referred to as the Internet, as it now exists or is hereafter developed, modified, changed, evolved or replaced, and includes but is not limited to the World Wide Web.

         1.10 "INTERNET PORTAL" means a physical site sometimes referred to as a "point of presence" where there is a collection of equipment including routers, data storage devices, modems that are used to connect to customers and leased telecommunication lines that connect such site directly to a part of the Internet backbone.

         1.11 "INTERNET SERVICE PROVIDER" or "ISP" means any entity that provides its clients access to the Internet, or the means by which clients can establish a presence on the Internet.

         1.12 "IP RIGHTS" means any and all rights: (i) under worldwide laws of copyright, patent, trademark, trade dress, trade secrets, and unfair competition; (ii) under "droit moral" or moral rights or other similar laws existing in anywhere in the Universe; (iii) relating to the development and use of databases, mask works, or know-how; (iv) subsisting in any and all applications, registrations, renewals, extensions, restorations, continuations, divisionals, or foreign counterparts of any of the foregoing; and, (v) to register or reserve business names, trade names, or Internet domain names.

         1.13 "LOCAL CONTENT" means Content designed, created, or acquired by HSAC uniquely for the needs of Subscribers in a particular geographic region where HSAC provides HSAC Services.

         1.14 "METHOD OF ACCESS" means the manner in which a Subscriber accesses HSAC Services, whether existing now or hereafter developed, including without limitation through a computer, set-top box, television, or other device, and further including, without limitation, delivery over cable lines, satellite broadcast, cellular transmission, telephone lines, RF transmission or any other methods of access now known or hereafter developed. A Method of Access will be without regard to the nature of the experience presented to users, whether such experience is visual, audio, or otherwise.

         1.15 "MSO" means an entity that owns, controls, or operates Cable Systems that is generally referred to as a Multiple System Operator in the cable television industry.

         1.16 "ONE-WAY SYSTEM" means a Cable System that can only deliver television signals, data, or other digital or analog information downstream from the cable head end to the Cable Subscriber, and must use another means, including, without limitation, a telephone line and modem, to send any information from the Subscriber to an Internet Portal.

         1.17 "STARTUP PAGE" means the first or default television or computer screen displayed to Subscribers every time that they access the HSAC Services as a means to obtain access to the Internet, the Vulcan Content, or any other interactive material available via the HSAC Services. A Startup Page may or may not be in the form of a Web Page, and may be different for different Cable Systems.

         1.18 "SUBSCRIBER" means an individual, family, or other entity that receives cable television services from Vulcan or its affiliates and resides within a Cable System, or receives HSAC Services from HSAC (whether or not such Subscriber receives cable television services from Vulcan or its affiliates or resides within a Cable System), regardless of such Subscriber's Method of Access, or both.

         1.19 "TELEPHONY" means the use of HSAC Services or Vulcan Content to provide Subscribers with the ability to send and receive audio data, including without limitation the ability to place and receive telephone calls, using HSAC Network Equipment or Vulcan Equipment, rather than traditional telephone equipment.

         1.20 "TWO-WAY SYSTEM" means a Cable System that can both send and deliver television signals, data, or other digital or analog information upstream and downstream to and from the cable head-end to and from the Subscriber, without using another means to send or receive any information from the Subscriber to an Internet Portal.

         1.21 "VULCAN CONTENT" means the Web Pages, Startup Pages, EPGs, and other Content designated by Vulcan to HSAC as "Vulcan Content" under the terms of this Agreement. Vulcan Content includes, without limitation, the look, feel, and configuration of any Web Pages, Startup Pages, EPG, other Content, and any other Internet or World Wide Web services provided by Vulcan, the underlying user interfaces and screen templates, the programming structure of any of the foregoing, and all other such Content as Vulcan will determine to provide in its sole discretion, and all IP Rights relating thereto.

         1.22 "VULCAN EQUIPMENT" means any equipment that is owned or controlled by Vulcan and includes, without limitation, all monitoring devices, telecommunications equipment, storage devices, computing and data processing equipment, and software.

         1.23 "VULCAN MARKS" means all trademarks, service marks, trade names, logos, designs, and other identifying marks of any kind owned or controlled by Vulcan, Charter, Marcus, or any of their affiliates, that are associated with or used in connection with the Vulcan Content, including without limitation the marks "Charter," "Charter Mail," "Charter Pipeline," and "Marcus OnLine."

         1.24 "VULCAN SYSTEM" means any Cable System now or hereafter owned, operated, or otherwise controlled by Vulcan or its affiliates, including without limitation Charter and Marcus.

         1.25 "WEB PAGE" means a document specially formatted in hypertext markup language ("HTML"), which supports links to other documents, as well as graphics, audio, and video files. A group of Web Pages linked together and share the same World Wide Web domain name constitutes a "WEB SITE."

         1.26 "WORLD WIDE WEB" means the system of Internet servers that supports HTML-formatted documents. Not all Internet servers are part of the World Wide Web.

         1.27 Other Definitions. The following additional defined terms shall have the meanings ascribed to them in the Sections indicated below:


             "COMPETING CONTENT" ......         2.1.2
             "CONFIDENTIAL INFORMATION"         8.1
             "DISCLOSING PARTY" .......         8.1
             "GRANDFATHERED SYSTEM" ...         2.3
             "NEW ACCESS METHOD" ......         2.2.4
             "NOTICES" ................        13.18
             "RECIPIENT" ..............         8.1
             "RF" .....................         1.1

2. HSAC Services and Vulcan Content.

         2.1 Exclusive Provision of Vulcan Content. Vulcan Content will be exclusive within the HSAC Services as follows:

                  2.1.1 Must Carry. HSAC must carry, on an exclusive basis, as part of the HSAC Services for any and all Cable Systems and Subscribers for which HSAC provides the HSAC Services and/or any other Internet access or related services, regardless of whether any such Cable System is or any such Subscribers reside within a Vulcan System or an Independent System, and regardless of Subscriber's Method of Access, all Vulcan Content, and any and all other Content that Vulcan designates as part of the Vulcan Content. From time to time during the term of this Agreement, Vulcan may designate Content for inclusion in the Vulcan Content, or may modify the Vulcan Content, by notifying HSAC in writing of the Content to be included. HSAC will add such Content to the HSAC Services and/or any other Internet access or related services within ten
(10) days of its designation by Vulcan as part of the Vulcan Content. HSAC will not be in breach of the foregoing obligation if HSAC does not receive any specialized equipment required to carry the Vulcan Content, which equipment is otherwise not required in order to perform the HSAC Services, on a timely basis following the submission of a complete order by HSAC to the vendor of such equipment before the lead times required by such vendor in order to deliver such equipment in sufficient time for HSAC to meet such ten (10)-day period.

                  2.1.2 No Competition. HSAC will not, with respect to any Cable System, any other Method of Access, or for any Subscribers develop, provide, license, or otherwise include any information, services, Web Pages or Web Sites, audio, video, sound, Telephony, or other Content that competes, directly or indirectly, with Vulcan Content ("COMPETING CONTENT"). The decision whether Content competes with Vulcan Content will be in Vulcan's sole discretion. Vulcan will request in writing the immediate removal of any Competing Content, which request HSAC will honor within three (3) days. Failure to honor such a request will constitute a material breach of this agreement.

                  2.1.3 HSAC Services. Vulcan acknowledges that HSAC has the right under this Agreement to create and include HSAC Content and publish such HSAC Content on a Web Site owned or controlled by HSAC ("HSAC's Web Site") in accordance with the following provisions: (a) such Web Site shall be directly accessible through no more than one browser user interface button ("BUI") to be located on Vulcan's Startup Page (the size, placement, and other aspects of such BUI shall be determined by Vulcan at its sole discretion), (b) such Web Site will include on the start page thereof at least one BUI to a nationally recognized Internet Search engine (e.g., Yahooo or Excite), (c) such Web Site will include on the start page thereof at least one BUI to Vulcan's Startup Page, (d) any HSAC Content on such Web Site will be limited to Local Content and BUIs to other Web Pages, (e) any HSAC Content included on such Web Site will not constitute Competing Content, (f) such Web Site will have a domain name that is different from the Vulcan Startup Page and related Web Sites, and (g) notwithstanding clause (d) above, HSAC shall have the right to sell advertising and otherwise to derive and retain revenues from such HSAC Content.

         2.2 Form of Content. The Vulcan Content may include, in Vulcan's sole discretion, any combination of the following:

                  2.2.1 Startup Page. Vulcan may, in its sole discretion, design, or have designed a Startup Page, or multiple Startup Pages, for Cable Systems and other Subscribers. Until such time as Vulcan's Startup Page is available, HSAC may develop a Startup Page for any Cable System or Subscribers subject to the branding provisions of Section 2.2.5; provided, that, such Startup Page will be replaced by Vulcan's Startup Page when it is available. To the extent technically feasible, HSAC will ensure that any Startup Page provided by Vulcan is the first or default screen encountered by Subscribers when they access HSAC Services, regardless of the Method of Access, and that such Startup Page and Vulcan Content cannot be replaced or bypassed by Subscribers without Vulcan's express written permission.

                  2.2.2 EPG. If HSAC's Website or HSAC Services includes an EPG, then prior to inclusion of such EPG as part of such HSAC's Website or HSAC Services, HSAC will present the proposed design, form, content, and aesthetics of such EPG to Vulcan for Vulcan's approval, which approval may be withheld in Vulcan's sole discretion. If Vulcan disapproves of the proposed EPG, HSAC will redesign the EPG based on input from Vulcan, or Vulcan may, in its sole discretion, provide to HSAC an EPG of its own design for inclusion as part of the HSAC's Website or HSAC Services. In addition, Vulcan will have the right to dictate to HSAC the priority to be afforded various listings, such as the Vulcan Content, any television channels, and other services, within any EPG included on HSAC's Web Site or in HSAC Service.

                  2.2.3 [Intentionally Deleted]

                  2.2.4 Other Points of Subscriber Access. To the extent that Subscribers are able or become able to access HSAC Services without relying on any of the methods described in Section 2.2.1 above ("NEW ACCESS METHOD"), HSAC will immediately notify Vulcan of the New Access Method, and HSAC and Vulcan will cooperate in good faith to ensure that the New Access Method provides exclusively for the delivery of Vulcan Content.

                  2.2.5 Branding. The Vulcan Startup Page (and any temporary Startup Page developed by HSAC under Section 2.2.1 above) will be marketed, deployed, and supported only under brands, service marks, and trademarks designated by Vulcan or its affiliates. Vulcan will be responsible for registering such brands, service marks, and trademarks and obtaining a matching or closely related Internet domain name. Such trademarks and domain names will be owned by Vulcan or an affiliate. If such domain names are temporarily owned or controlled by HSAC, HSAC will take all steps necessary promptly to transfer and assign such domain names to Vulcan or its designated affiliate. Vulcan will include the brand, service mark or trademark of any Independent System utilizing the HSAC Services on the Vulcan Startup Page for such Independent System (the size, placement, and other aspects of such brand, service mark or trademark shall be determined by Vulcan, in its sole discretion, provided, that such brand, service mark or trademark shall be reasonably visible to Subscribers ).

                  2.2.6 Property Rights Notices. HSAC will include in the Vulcan Content such proprietary rights notices, credits, World Wide Web hyperlinks, and other such information as Vulcan directs, and will take no steps to alter, remove, obscure, or otherwise interfere with any proprietary rights notices in the Vulcan Content.

                  2.2.7 Delivery of Vulcan Content to HSAC. Vulcan shall be responsible for the delivery of all Vulcan Content to HSAC for inclusion in HSAC Services. Vulcan Content shall be delivered to HSAC in electronic form suitable for inclusion in the HSAC Services, either to a central HSAC server or to equipment located in the headend of each Cable System, as designated by HSAC. HSAC and Vulcan shall reasonably cooperate to determine the most suitable format for the electronic delivery of the Vulcan Content.

         2.3 Pre-Existing Systems. Notwithstanding anything in Section 2.1 to the contrary, HSAC may itself provide or have provided by a third party Content other than Vulcan Content to those Cable Systems listed in Schedule 2.3 (each a "GRANDFATHERED SYSTEM"). HSAC will use its best efforts to convert each Grandfathered System to exclusive use of Vulcan Content upon the expiration or termination of the agreements between HSAC and Grandfathered Systems, or at such earlier dates as those agreements otherwise permit.

         2.4 HSAC as ISP. HSAC may, from time to time, enter into agreements with Independent Systems whereby HSAC will serve as an ISP within each such Independent System. HSAC will notify Vulcan in writing within ten (10) days of entering into any agreement with an Independent System, and HSAC will exclusively provide Vulcan Content, in accordance with Section 2.1 above, to each such Independent System, as though that Independent System were a Cable System subject to the terms of this Agreement.

                  2.4.1 Exception: Private Label ISP. Subject to HSAC's obtaining Vulcan's prior written consent on a case-by-case basis, and Section
2.1 notwithstanding, HSAC may enter into a relationship or arrangements with an Independent System pursuant to which HSAC provides ISP services that: (i) are not required be delivered exclusively under the Vulcan Marks, and (ii) do not include the requirement that the Independent System exclusively receive Vulcan Content. The terms and conditions of any such relationship or arrangements shall be subject to Vulcan's prior written approval.

                  2.4.2 Tailored Content. Within ten (10) days of entering into an ISP or similar agreement with an Independent System, HSAC will notify Vulcan in writing of such agreement and provide sufficient information concerning the Independent System for Vulcan to be able to tailor the Vulcan Content to the market served by the Independent System. If HSAC has not received Vulcan Content tailored to the Independent System within thirty (30) days of delivery of notice of the agreement, then HSAC will use Vulcan Content already in use for Cable Systems, until such time as Vulcan provides tailored Content to HSAC for the Independent System.

         2.5 [Intentionally Deleted]

         2.6 Other HSAC Activities. Nothing in this Agreement shall be construed to restrict HSAC's right to provide Web Site design, management, and hosting services, as long as such services and activities are not reasonably deemed by Vulcan to be competitive with Vulcan Content.

         2.7 Pricing. The Vulcan Content will be provided to Cable Systems accessing the Vulcan Content through the HSAC Services free of charge until ten years from the Effective Date. At such time, Vulcan may charge HSAC, the Vulcan Systems, and the Independent Systems for the provision of the Vulcan Content, provided that any fee that Vulcan may charge HSAC for the provision of the Vulcan Content shall not be more than the lowest fee charged by Vulcan to another similar ISP for substantially the same Vulcan Content. Nothing in this
Section 2.7 shall prevent Vulcan from deriving revenues from the Vulcan Content from third parties, including, without limitation, by charging Subscribers for access to particular Vulcan Content, from the sale of advertising on any Vulcan Content, the provision of BUIs to Web Pages, and other transactions.

3. Development of Content.

         3.1 Development of Vulcan Content. Subject to the terms and conditions of this Agreement and HSAC's technical requirements, Vulcan will, in its sole discretion, develop, acquire, or license all Content that will make up the Vulcan Content, will have final input on all business and technical decisions concerning how best to deliver Vulcan Content to Cable Systems and to Subscribers, and will be able to update the Vulcan Content from time to time in its sole discretion.

         3.2 Cooperation. HSAC will, at its own cost and expense, provide commercially reasonable assistance Vulcan in the development of Vulcan Content by providing Vulcan any and all support required for Vulcan to develop Vulcan Content that can be delivered using HSAC Network Equipment to Cable Systems and from Cable Systems to Subscribers. Such assistance will include, without limitation, the provision by HSAC of: (i) all technical information, materials, and requirements of the HSAC Network Equipment; (ii) access to HSAC engineers and technical personnel to the extent necessary to ensure accurate and reliable delivery of Vulcan Content to Cable Systems and to Subscribers; and (iii) access to test equipment, test suites, software, facilities, and simulations in order for Vulcan to test the operation of the Vulcan Content on the HSAC Network Equipment.

4. Marketing and Promotional Activities.

         4.1 HSAC Marketing. HSAC's responsibilities with respect to marketing and promotion of the HSAC Services and the Vulcan Content will be as set forth in the Network Services Agreement and the Access Agreement, with the further obligation that HSAC conduct such marketing and promotion to Independent Systems. Vulcan shall make available, on the same basis as Vulcan makes available to other distributors of the Vulcan Content, existing training and marketing materials for HSAC's marketing and MSO sales personnel to assist such personnel in marketing the HSAC Service, including the Vulcan Content, to MSOs and to end users.

         4.2 Vulcan Marketing. Vulcan will have the right but not the obligation to market and promote the Vulcan Content and the HSAC Services to Subscribers and to Cable Systems by any means that Vulcan deems effective.

5. Provision of HSAC Services and Deployment of Vulcan Content.

         5.1 By HSAC. HSAC will have the responsibility for providing HSAC Services and HSAC Network Equipment to Cable Systems and Subscribers. HSAC will, at its own cost and expense, install all HSAC Network Equipment necessary for the delivery of Vulcan Content to Cable Systems and Subscribers. To the extent that the accurate and reliable delivery of Vulcan Content to Subscribers requires the purchase of equipment at any head-end that exceeds an aggregate cost of three thousand dollars ($3,000) for such head-end during the term of this Agreement, or the purchase of additional bandwidth to permit the delivery and/or update of such Content, Vulcan shall reimburse HSAC for the cost of such equipment and bandwidth. Except to the extent set forth in Section 11.4 of this Agreement, Vulcan will have no responsibility for, or liability arising out of, the use, maintenance, or operation of the HSAC Network Equipment.

         5.2 By Vulcan. Vulcan will have the responsibility for delivering Vulcan Content to HSAC for inclusion in delivery of HSAC Services to Cable Systems, in accordance with Section 2.2.7 of this Agreement. Vulcan may, in its sole discretion, localize or tailor Vulcan Content to suit the markets of particular Cable Systems and/or Subscribers. Vulcan and HSAC will determine mutually agreeable times, methods, and media for delivery of the Vulcan Content, as well as for future delivery of Content to be added to the Vulcan Content.

         5.3 Deployment of Vulcan Content. Subject to Section 2.2.7 of this Agreement, HSAC shall operate and manage the HSAC Network Equipment in such a manner to insure the reliable delivery of Vulcan Content to Subscribers at sufficiently high rates of transmission. Vulcan may, in its sole discretion, determine that the HSAC Network Equipment or certain installations of the HSAC Network Equipment is or are not providing Subscribers with access to the Vulcan Content with sufficient reliability or at sufficiently high rates of transmission. In such event, HSAC will, at HSAC's expense (subject to Section
5.1 above), place Vulcan Equipment with the HSAC Network Equipment, and will install, operate, and maintain such Vulcan Equipment.

6. Licenses.

         6.1 By HSAC.

                  6.1.1 HSAC IP Rights. HSAC grants to Vulcan a worldwide, non-exclusive, royalty-free license to use any and all of HSAC IP Rights as well as any software, hardware, materials, or other information provided by HSAC to Vulcan, in connection with the delivery of the Vulcan Content and Vulcan's performance of its obligations under this Agreement.

                  6.1.2 HSAC Confidential Information. HSAC grants to Vulcan a worldwide, non-exclusive, royalty-free license to use any and all Confidential Information provided by HSAC, as well as any software, hardware, materials, or other information provided by HSAC to Vulcan, to the extent necessary to provide Vulcan Content pursuant hereto.

                  6.1.3 HSAC Quality Control. All marketing and promotional materials, and any materials that have an HSAC Mark on them, will comply with the Quality Controls specified on Schedule B hereto. Before any such materials prepared by Vulcan are used, Vulcan will transmit a copy to HSAC, and HSAC will have fifteen (15) days in which to reject such materials or to request changes be made to such materials. If HSAC does not respond to Vulcan within such fifteen (15) day period, such materials will be deemed approved for distribution.

         6.2 By Vulcan.

                  6.2.1 Vulcan Content. Vulcan grants to HSAC a worldwide, non-exclusive, royalty-free, license to use, receive, store, and distribute Vulcan Content to Cable Systems and Subscribers authorized to receive such Vulcan Content in accordance with any restrictions applicable to such Vulcan Content.

                  6.2.2 Vulcan Confidential Information. Vulcan grants to HSAC a worldwide, non-exclusive, royalty-free license to use any and all Confidential Information provided by Vulcan, as well as any software, hardware, materials, or other information provided by Vulcan to HSAC, solely to ensure and maintain the compatibility of HSAC Services with Vulcan Content.

                  6.2.3 Vulcan Marks. Vulcan grants to HSAC a worldwide, non-exclusive, royalty-free license to use, reproduce, and distribute any and all Vulcan Marks, solely for use in connection with the performance of its obligations hereunder; provided, that: (i) any use will be with the prior written approval of Vulcan, which approval will not be unreasonably withheld,
(ii) any goodwill associated with the use of the Vulcan Marks will inure to the benefit of Vulcan, and (iii) any use will comply with Schedule B.

                  6.2.4 Vulcan Quality Control. All marketing and promotional materials, and any materials that have a Vulcan Mark on them, will comply with the Quality Controls specified on Schedule B hereto. Before any such materials prepared by HSAC are used, HSAC will transmit a copy to Vulcan, and Vulcan will have fifteen (15) days in which to reject such materials or to request changes be made to such materials. If Vulcan does not respond to HSAC within such fifteen (15) day period such materials will be deemed approved for distribution.

         6.3 Restrictions. HSAC will not reproduce, copy, alter, modify, edit, or distribute the Vulcan Content except as permitted by this Agreement. In addition, HSAC will not modify, alter, disassemble, decompile, or reverse engineer any part of the Vulcan Content. A violation by HSAC of this Section 6.3 will constitute a material breach of this Agreement.

7. Ownership and Intellectual Property Rights.

         7.1 Vulcan. Vulcan owns and retains all right, title, and interest in and to the Vulcan IP Rights, including without limitation: (i) the Vulcan Content, (ii) the Vulcan Marks, and (iii) any Confidential Information and any hardware, software, materials, or other information provided by Vulcan to HSAC under this Agreement.

         7.2 HSAC. HSAC owns and retains all right, title and interest in and to the HSAC IP Rights, including without limitation: (i) the HSAC Services, (ii) the HSAC Marks, and (iii) any Confidential Information and any hardware, software, materials, or other information provided by HSAC to Vulcan under this Agreement.

8. Confidential Information.

         8.1 Disclosure. HSAC and Vulcan acknowledge that either party ("DISCLOSING PARTY") may disclose to the other party ("RECIPIENT") certain information related to the Disclosing Party's business in any form, including, without limitation: (i) customer information, (ii) the terms and conditions of this Agreement, (iii) all dates, summaries, reports or information of all kinds, whether oral or written, acquired, devised or developed in any manner by or from the Disclosing Party's files, and (iv) financial, statistical, personnel, or technical information, software or documentation, which the Disclosing Party deems proprietary or confidential ("CONFIDENTIAL INFORMATION"). In the event that Recipient receives such Confidential Information, Recipient agrees to keep such information confidential by using the same care and discretion that it uses with its own information that it designates as confidential.

         8.2 Limitation on Use. The Recipient will not permit the duplication, use, or disclosure of any Confidential Information to any person (other than an employee, agent, or representative of the Recipient who must have such information for performance of its obligation hereunder), unless such duplication, use, or disclosure is specifically authorized by the Disclosing Party in writing or required by law. The Recipient will: (i) not disclose any Confidential Information to any third person without the prior written consent of the Disclosing Party, (ii) not use, directly, indirectly, or in concert with any other person, any Confidential Information for purposes other than performance of obligations under this Agreement, and (iii) use reasonable diligence, and in no event less than that degree of care that the Recipient uses with respect to its own Confidential Information of like nature, to prevent the unauthorized disclosure or reproduction of such information. Without limiting the generality of the foregoing, to the extent that this Agreement permits the copying of Confidential Information, all copies must bear the same confidentiality notices, legends, and intellectual property rights designations that appear on the original versions.

         8.3 The above obligations of confidentiality will terminate five (5) years after expiration of this Agreement, and will not impose an obligation on Recipient with respect to any portion of the information received that:

                  8.3.1 is now generally known or available, or hereafter, through no act or failure on the part of Recipient, becomes generally known or available;

                  8.3.2 is known to Recipient prior to receiving such information from an independent source not subject to confidentiality restrictions;

                  8.3.3 is authorized for dissemination to others by Disclosing Party without restriction on disclosure;

                  8.3.4 can be shown to be independently developed by Recipient; or

                  8.3.5 Recipient is required by law, rule, regulation, court order, or the like to disclose, provided, that, Recipient immediately notifies the Disclosing Party of the required disclosure, cooperates if the Disclosing Party elects to object to the required disclosure, and only produces that information specifically required to be disclosed.

         8.4 The parties acknowledge that any threatened or actual unauthorized use or disclosure of any Confidential Information will cause the Disclosing Party great and irreparable harm, and that money damages will be insufficient to compensate for such unauthorized use or disclosure. Without limiting any of its other rights or remedies, the Disclosing Party will be entitled to receive immediate injunctive or equitable relief to prevent or terminate any unauthorized disclosure, without the requirement to post any bond or other security therefor.

9. Term.

         9.1 Term. The term of this Agreement will commence as of the Effective Date and will continue in full force and effect until terminated by as provided in Section 9.2 below.

         9.2 Breach and Termination

                  9.2.1 If not earlier terminated pursuant to Section 9.2.3 below, this Agreement will automatically terminate upon the termination or expiration of the Access Agreement.

                  9.2.2 In the event of any breach of this Agreement, the non-breaching party shall, in addition to any other remedy provided hereunder, or available at law or in equity, be entitled to bring an action at law for money damages, or in equity for specific performance or to seek injunctive relief; provided, however, that, in no event shall HSAC be entitled to terminate or rescind this Agreement or enjoin, or otherwise interfere with the provision of the Vulcan Content to Vulcan Systems, Independent Systems, and Subscribers as contemplated hereunder.

                  9.2.3 Without limiting its other remedies at law or in equity for any breach of this Agreement by HSAC, Vulcan may, in its sole discretion, terminate this Agreement at any time and for any reason or no reason whatsoever upon six (6) months written notice to HSAC.

                  9.2.4 HSAC and Vulcan each acknowledges that the rights granted, and services to be provided to each other hereunder are of a special, unique, unusual, extraordinary, and intellectual character, giving them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages; and that an actual or threatened material breach by either party hereunder would cause the other party irreparable injury and damage. Subject to Section 9.2.2 above, each party agrees that, if it commits or is about to commit a material breach of this Agreement, the other party will be entitled to injunctive or other equitable relief as a remedy for any such actual or threatened material breach, without the requirement to post any bond or other security therefor.

                  9.2.5 Neither party will be responsible for any delay or failure in performance of any part of this Agreement, including without limitation any delay or failure to provide Vulcan Content (in the case of Vulcan) or any delay or failure to provide HSAC Services (in the case of HSAC), to the extent that such delay or failure is caused by fire, flood, explosion, war, lightning, embargo, government requirement, riots or civil commotion, acts of civil or military authority, embargoes, strikes, acts of God, power surges, acts or omissions of carriers or utilities, or other similar causes or contingencies beyond its reasonable control.

         9.3 Effect of Termination. Upon termination, all licenses granted in
Section 5.3 above will terminate, each party will return or destroy all Confidential Information of the other party in its possession, HSAC's rights to use, store, reproduce, and distribute Vulcan Content will terminate, and HSAC will return to Vulcan all Vulcan Content, whether in electronic or non-electronic form, and whether or not then in use by HSAC. If Vulcan has supplied any Vulcan Equipment for HSAC use in providing Vulcan Content, Vulcan may, in its sole discretion: (i) take possession of such Vulcan Equipment and reimburse HSAC for reasonable expenses incurred in disconnecting the Vulcan Equipment from the HSAC Network Equipment, (ii) offer the Vulcan Equipment to HSAC at the fair market value, or (iii) if no market exists for the Vulcan Equipment, offer the Vulcan Equipment to HSAC at a price equivalent to ten percent (10%) over the salvage value.

10. Representations and Warranties.

         10.1 HSAC. HSAC hereby represents and warrants to Vulcan as follows:

                  10.1.1 HSAC is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business as a foreign corporation in all jurisdictions in which it conducts its business.

                  10.1.2 HSAC's execution, delivery, and performance of this Agreement has been duly authorized by all requisite corporate action, and this Agreement constitutes a legally valid and binding obligation of HSAC enforceable in accordance with its terms, subject to laws relating to bankruptcy and insolvency, and subject to a court's application of equitable principles.

                  10.1.3 HSAC's execution, delivery, and performance of this Agreement will not violate, conflict with, or result in a breach or default under, HSAC's certificate of incorporation, bylaws, or other charter documents, or any judgment, award, decree, agreement, or other instrument to which HSAC is a party.

                  10.1.4 No approval, authorization, consent, or order or filing with any court, or governmental or administrative agency or any third party is required in order for HSAC to enter into, deliver, and perform this Agreement and the transactions contemplated herein.

                  10.1.5 HSAC either owns or has properly licensed all rights under the HSAC IP Rights necessary or required to provide the HSAC Services and perform the other services to be performed by HSAC hereunder, including, without limitation, all rights under relating to any equipment (including, without limitation, the HSAC Network Equipment), software, or Content that HSAC will use or will provide in connection with the HSAC Services and the other services to be performed by HSAC hereunder. HSAC's provision or operation of the HSAC Services and the other services to be performed by HSAC hereunder and under the Network Services Agreement or the Access Agreement will not violate or infringe any intellectual property laws or violate or infringe any IP Rights of third parties. Notwithstanding anything to contrary, no representation or warranty is made, nor shall there be any liability, with respect to Content included in HSAC Content that is Licensed from third parties.

         10.2 Vulcan. Vulcan hereby represents and warrants to HSAC as follows:

                  10.2.1 Vulcan is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business as a foreign corporation in all jurisdictions in which it conducts its business.

                  10.2.2 Vulcan's execution, delivery, and performance of this Agreement and has been duly authorized by all requisite corporate action, and this Agreement constitutes a legally valid and binding obligation enforceable in accordance with its terms, subject to laws relating to bankruptcy and insolvency, and subject to a court's application of equitable principles.

                  10.2.3 Vulcan's execution, delivery, and performance of this Agreement will not violate, conflict with, or result in a breach or default under Vulcan's certificate of incorporation, bylaws, or other charter documents, or any judgment, award, decree, agreement, or other instrument to which Vulcan is a party.

                  10.2.4 No approval, authorization, consent, or order or filing with any court, or governmental or administrative agency or any third party is required in order for Vulcan to enter into, deliver, and perform this Agreement and the transactions contemplated herein.

                  10.2.5 Vulcan either owns or has properly licensed all rights under the Vulcan IP Rights necessary or required to provide the Vulcan Content and perform the other services to be performed by Vulcan hereunder, including, without limitation, all rights under relating to any equipment software, or Content that Vulcan will use or will provide in connection with the Vulcan Content and the other services to be performed by Vulcan hereunder. Vulcan's provision of the Vulcan Content and other services to be performed by Vulcan hereunder and under the Network Services Agreement or the Access Agreement will not violate or infringe any intellectual property laws or violate or infringe any IP Rights of third parties. Notwithstanding anything to contrary, no representation or warranty is made, nor shall there be any liability, with respect to Content included in Vulcan Content that is Licensed from third parties.

11. Indemnification.

         11.1 HSAC will indemnify, defend, and hold harmless Vulcan and its affiliates, agents, successors, assigns, representatives, officers, and directors from and against any liabilities, lawsuits, penalties, claims, demands, awards, judgments, settlements, costs, and expenses (including, without limitation, reasonable attorneys' fees and expenses on account thereof) that arise or result from: (i) the breach by HSAC of any of its representations, warranties, or covenants hereunder, or (ii) HSAC's acts or omissions in connection with the provision of the HSAC Services, including, without limitation, in any such case, any liabilities, lawsuits, penalties, or claims related to defamation, infringement, criminal activities, and fraud, except to the extent that any such liabilities, lawsuits, penalties, claims, demands, awards, judgments, settlements, costs or expenses that arise from the Vulcan Content.

         11.2 [Intentionally deleted].

         11.3 Vulcan will indemnify, defend, and hold harmless HSAC and its affiliates, agents, successors, assigns, representatives, officers, and directors from and against any liabilities, lawsuits, penalties, claims, demands, awards, judgments, settlements, costs, and expenses (including, without limitation, reasonable attorneys' fees and expenses on account thereof) that arise or result from: (i) the breach by Vulcan of any of its representations, warranties, or covenants hereunder, or (ii) Vulcan's acts or omissions in connection with the provision the Vulcan Content, including, without limitation, in any such case, any liabilities, lawsuits, penalties, or claims related to defamation, infringement, criminal activities, and fraud, except to the extent that any such liabilities, lawsuits, penalties, claims, demands, awards, judgments, settlements, costs or expenses arise from the HSAC Services.

         11.4 HSAC agrees to indemnify, defend, and hold harmless Vulcan and its affiliates, agents, successors, assigns, representatives, officers, and directors, and Vulcan agrees to indemnify, defend, and hold harmless HSAC and its affiliates, agents, successors, assigns, representatives, officers, and directors, from and against any liabilities, lawsuits, penalties, claims, demands, awards, judgments, settlements, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses on account thereof) that may be made by any third party for injuries, including death to persons, resulting from the indemnifying party's negligent or willful acts or omissions or those of persons employed by the indemnifying party, its agents, or subcontractors. Vulcan and HSAC respectively agree to notify the other party promptly of any written claims or demands against the indemnified party for which the indemnifying party is deemed responsible hereunder, provided, that, any failure to provide such notification shall not affect the substantive rights of the parties hereunder.

12. Limitation of Liability.

         12.1 Limitation of Liability. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS DETAILED IN SECTION 11 ABOVE, IN NO EVENT WILL EITHER

PARTY HERETO BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (EVEN IF THAT PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM OR RELATED TO A BREACH OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

13. General.

         13.1 Obligations to Survive Termination. The parties recognize and agree that their obligations under Sections 7, 8, 9, 10, 11, 12, and this
Section 13 of this Agreement will survive the cancellation, termination, or expiration of this Agreement.

         13.2 Closing. The closing of this Agreement and the transactions contemplated herein will take place at such time and place as the parties may agree.

         13.3 Assignment. HSAC will not have the right to assign this Agreement to any person or entity without the prior written consent of Vulcan, except it may without Vulcan's consent assign its rights, but not its obligations, to a subsidiary of HSAC, provided, that, no such assignment will relieve HSAC of liability for its obligations hereunder. Vulcan may assign this Agreement to any person or entity, and this Agreement will be binding and inure to the benefit of its successors and assigns. Each party will be permitted to assign this Agreement and grant a security interest in its contract rights and tangible or intangible property interests (including the HSAC Network Equipment) arising under this Agreement for purposes of securing financing from commercial lender(s). However, as a condition to doing so, HSAC will be obligated to obtain non-disturbance agreements in form and substance satisfactory to Vulcan from each such lender under which such lender agrees that, notwithstanding such lender's exercise of its rights as a secured creditor, such lender and its assigns will not disturb, affect, or interfere with HSAC's provision of the HSAC Services hereunder. All assignments in contravention of this Section 13.3 will be null and void and of no force or effect. Either party shall provide the other party with thirty (30) days prior written notice of any permitted assignment hereunder.

         13.4 Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of both parties unless otherwise expressly permitted in this Agreement, and any written waiver by either party of any breach of any term or condition will not be deemed to be a waiver of any subsequent or other breach, term, or condition of this Agreement.

         13.5 No Joint Venture or Partnership. Nothing contained herein will be deemed to create any relationship of partnership, associates, joint venture or principal-agent between HSAC and Vulcan, and neither party will hold itself out in its advertising or otherwise in any manner which would indicate such relationship. Each party is acting as a principal hereunder and is responsible for its own income tax consequences.

         13.6 Section Headings. The section headings contained in this Agreement are inserted as a matter of convenience and will not affect in any way the construction of the terms of this Agreement.

         13.7 Governing Law. This Agreement and the rights and obligations of the parties hereunder will be governed by and interpreted in accordance with the laws of the State of Delaware, without reference to the conflicts of laws principles thereof.

         13.8 Equal Construction. This Agreement has been negotiated and drafted by parties equally represented by counsel, and no clause or provision herein should be construed as having been drafted other than equally by both parties.

         13.9 [Intentionally omitted].

         13.10 [Intentionally omitted].

         13.11 Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, each party will pay its own fees, costs, and disbursements in connection therewith.

         13.12 Year 2000 Compliance. To the best of their respective knowledge, each party represents, warrants, and covenants that it has taken all actions necessary and appropriate to assure that there shall be no material adverse change to their respective business or electronic systems or material interruptions in the operation and delivery of HSAC Services or the provision by Vulcan of Vulcan Content as provided in this Agreement (aside from normal data packet delays, distortions, and losses (i) on the Internet backbone, (ii) during transport to the Internet Backbone on telecommunication lines leased from a third party, (iii) or during transport from the customer to HSAC over a coaxial cable or fiber optic line) by reason of the advent of the year 2000, including, without limitation, that all their respective computer-based systems, embedded microchips and other data processing capabilities have been designed or modified and fully tested in such a manner that such computer-based systems, embedded microchips and other data processing capabilities will not generate any invalid and/or incorrect date-related results or cause any of the problems commonly referred to as "Year 2000 problems" and will, without interruption or manual intervention, continue to operate consistently, predictably and accurately and in accordance with all of the requirements of this Agreement, including without limitation, meeting all specifications and/or functionality and performance requirements, when used during any year prior to, during or after the calendar year 2000. Neither HSAC nor Operator warrants that interruptions in HSAC Services or in the provision by Vulcan of Vulcan Content will not occur due to the network or systems failures of other parties, including utilities and phone services, caused by "Year 2000 problems."

         13.13 Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the remaining provisions.

         13.14 Counterparts. This Agreement may be executed in two or more counterparts, any of which may be deemed an original, but all of which taken together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile.

         13.15 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement and any exhibits or schedules hereto are cumulative, and the use of any one right or remedy by any party will not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

         13.16 Further Assurances. Each party hereto agrees to execute such additional documents and schedules and take such other actions as the other party or may reasonable request to consummate the transactions contemplated by this Agreement and otherwise as may be necessary to effectively carry out the terms and provisions of this Agreement.

         13.17 Press Releases. Except as required by law, neither of the parties will issue any public statements or press releases pertaining to the transactions contemplated herein without the consent of the other party hereto.

         13.18 Notices. All notices, requests, demands, and other communications ("NOTICES") required or permitted hereunder will be in writing, in English, will refer to this Agreement, and may be delivered personally or by overnight air courier guaranteeing next-day delivery, or sent by certified or registered mail, return receipt requested, or by facsimile to such party at its address set forth below (or such other address as may be designated by notice given in accordance with this Section). The date of personal delivery or facsimile, the next day if by express delivery, or the date five (5) days after certified or registered mailing will be deemed the date on which such Notice is effective. Notices will be sent to each party at the following addresses:

                                    If to HSAC:

                                    High Speed Access Corp.
                                    1000 West Ormsby Ave., Suite 210
                                    Louisville, Kentucky 40210
                                    Fax:             502-5150-3101
                                    Attention:       John Hundley, Esq.
                                                     General Counsel

                                    with a copy to:

                                    Wyatt Tarrant & Combs
                                    2800 Citizens Plaza
                                    Louisville, Kentucky 40202
                                    Fax:             502-589-0309
                                    Attention:       Patrick Mattingly, Esq.

                                    If to Vulcan:

                                    Vulcan Ventures, Incorporated
                                    110 110th Avenue NE
                                    Bellevue, Washington  98004
                                    Fax:    425-453-1985
                                    Attention:       William D. Savoy

                                    with a copy to:

                                    Irell & Manella LLP
                                    1800 Avenue of the Stars, Suite 900
                                    Los Angeles, California 90067
                                    Fax:             (310) 203-7199
                                    Attention:       Al Segel, Esq.

                                    and to:

                                    Charter Communications, Inc.
                                    12444 Powerscourt Drive, Suite 400
                                    St. Louis, Missouri 63131
                                    Fax:             314-965-8793
                                    Attention:       Jerald Kent and Curt Shaw

         13.19 Entire Agreement; Modifications. This Agreement and the schedules and exhibits hereto set forth the entire agreement between the parties hereto and any parties who have in the past or who are now representing either of the parties hereto. This Agreement supersedes all prior oral or written understandings and communications between the parties, and no other oral or written representations will apply.

         This Agreement is hereby agreed to and accepted as of the Effective
Date.

                                      VULCAN VENTURES, INCORPORATED.

                                      By: /s/ William D. Savoy
                                      _______________________________

                                      Title: Vice President
                                      _______________________________



                                      HIGH SPEED ACCESS CORP.

                                      By: /s/ Robert S. Saunders
                                      _______________________________

                                      Title: Vice Chairman
                                      _______________________________

                                   SCHEDULE A

CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

                                   SCHEDULE B

                QUALITY CONTROLS AND RESTRICTIONS ON USE OF MARKS

         OWNERSHIP

         HSAC agrees and expressly acknowledges that nothing herein will give it any right, title, or interest in the Vulcan Marks (except the right to use as a licensee in accordance with the terms of this Agreement), that the Vulcan Marks are the sole property of the Vulcan and its Affiliates and that any and all use of the Vulcan Marks by HSAC inures to the benefit of the Vulcan and its Affiliates.

         Vulcan agrees and expressly acknowledges that nothing herein will give it any right, title, or interest in the HSAC Marks (except the right to use as a licensee in accordance with the terms of this Agreement), that the HSAC Marks are the sole property of HSAC, and that any and all use of the HSAC Marks by Vulcan inures to the benefit of HSAC.

         Each party agrees not to raise or cause to be raised any questions, claims or objections concerning the validity of the other party's title to its Marks on any grounds whatsoever. Each party agrees it will do nothing inconsistent with the ownership of the Marks by the other party, and agrees to notify the other party of any unauthorized or inappropriate uses of the Marks of which it becomes aware. Each party will provide reasonable assistance (at the other party's expense) in any defense against challenges to the other party's Marks, if requested to do so by the other party.

         If a party is required to register the Marks of the other party under any statute for registration of fictitious business names or any other type of registration, that party will notify the other party before registration, and will only register in a form approved by the other party. Upon termination of this Agreement, each party will immediately take all necessary steps to eliminate any such registrations.

         SUBLICENSES

         Neither party will sublicense its right to use the Marks of the other party under this Agreement without the prior written consent of that other party, which may be withheld for any reason.

         RESTRICTIONS ON USE

         All uses of a party's Marks by the other party will be made together with the appropriate ["(TM)"] ["(R)"] symbol in connection with the Marks.

         All uses of the Marks by a party will include a legend indicating that each Mark is owned by its respective owner.

         Neither party will use any mark or device identical with or confusingly similar to the licensed Marks of the other party in connection with any product or service, except as permitted by this Agreement.

         QUALITY CONTROL

         Each party agrees to use the Marks of the other party only in connection with the lawful goods or services specified herein, and agrees that such goods or services will be of a standard of quality at least as high as that of similar goods or services produced by the other party. Each party alone will judge, in its reasonable discretion, whether or not the other party has met or is meeting the standards of quality so established.

         If at any time a party's products, packaging therefor, or services associated with the Marks of the other party do not meet the quality standard set forth herein, as reasonably determined by the other party, then that other party will have the right to require discontinuation of the use of its Marks in connection with the sale of such products or services, unless modifications satisfactory to that party are made within ninety (90) days from notice of disapproval.

         Each party will comply with all applicable laws and regulations and obtain all appropriate governmental approvals pertaining to the sale, distribution, and advertising of goods or services covered by this license.

         COSTS OF USING VULCAN MARKS

         HSAC will bear any and all costs associated with the use, printing, and placing of the Vulcan Marks in materials prepared by HSAC in connection with which HSAC has sought or is obliged to seek approval from Vulcan for the use of the Vulcan Marks, and Vulcan will bear any and all costs associated with the use, printing, and placing of the HSAC Marks in materials prepared by Vulcan in connection with which Vulcan has sought or is obliged to seek approval from HSAC for the use of the HSAC Marks.


                                      -24-